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                                  EXHIBIT 11.1

                                Geron Corporation

              Statement Regarding Computation of Net Loss Per Share

                                   (Unaudited)

               (In thousands, except share and per share amounts)



                                            Three Months Ended                    Nine Months Ended
                                               September 30,                         September 30,
                                         -------------------------            --------------------------

                                          1996              1995               1996               1995
                                       ----------        ----------         ----------         -----------
Net loss                              ($    2,661)      ($   2,289)        ($   7,555)        ($    7,169)
                                       ==========        ==========         ==========         ===========


Shares used in calculation of net loss per share:

Weighted Average
Common Shares outstanding               7,046,618           891,787          2,964,061             824,623

Shares related to
SAB Nos. 55, 64 and 83                        ---           723,447            482,297             723,447

                                       ----------        ----------         ----------         -----------
Shares used in computing
net loss per share                      7,046,618         1,615,234          3,446,358           1,548,070
                                       ==========        ==========         ==========          ==========

                                       ----------        ----------         ----------         -----------
Net loss per share                    ($     0.38)      ($     1.42)       ($     2.19)       ($      4.63)
                                       ==========        ==========         ==========          ==========

Calculation of shares outstanding for computing supplemental net loss per share:

Weighted Average
Common Shares outstanding               7,046,618           891,787          2,964,061             824,623

Adjusted to reflect effect of
assumed conversion of preferred
stock from date of issuance             2,086,752         5,212,572          4,905,288           5,212,489
                                       ----------        ----------         ----------         -----------

Shares used in computing
supplemental net loss per share         9,133,370         6,104,359          7,869,349           6,037,112
                                       ==========        ==========         ==========          ==========

                                       ----------        ----------        ----------          -----------
Supplemental net loss per share        ($    0.29)       ($    0.37)        ($    0.96)        ($     1.19)
                                       ==========        ==========         ==========         ===========
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